Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Reports Third Quarter 2019 Results; Raises Full Year 2019 Guidance –

– Total revenue of $131 million, driven primarily by LINZESS® (linaclotide) U.S. collaboration revenue of $85 million and ex-U.S. license and milestone revenue of $42 million –

– $21 million in GAAP net income from continuing operations; $76 million in adjusted EBITDA from continuing operations –

– LINZESS prescription demand continued to grow, achieving all-time highs during the period –

– MD-7246 Phase II top-line data now expected mid-2020 vs 2H 2020 due to faster enrollment –

BOSTON, Mass., October 31, 2019 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a GI-focused healthcare company, today provided an update on its third quarter 2019 results and recent business performance. Ironwood also announced that it is increasing its full year 2019 total revenue and adjusted EBITDA from continuing operations guidance.

“We demonstrated solid execution during the third quarter highlighted by further growth in LINZESS prescription demand, the continued advancement of our late-stage pipeline, and strong operational performance,” said Mark Mallon, chief executive officer of Ironwood. “LINZESS prescription demand grew 15% year-over-year – maintaining strong double-digit growth through the summer months. We also simplified our business by successfully amending our linaclotide ex-U.S. partnerships in China and Japan, establishing a new U.S. commercial partnership with Alnylam for givosiran in AHP, and restructuring our debt – all while continuing to deliver profits. As a result of this strong performance, we look forward to building on this momentum as we strive to deliver value for all Ironwood stakeholders.”

Third Quarter 2019 Financial Highlights1

(in thousands, except for per share amounts)

	3Q 2019	3Q 2018
Total revenues	$131,167	$65,686
Total costs and expenses	65,280	212,257
GAAP net income (loss) from continuing operations	20,648	(151,823)
GAAP net income (loss)	20,648	(174,351)
GAAP net income (loss) per share	0.13	(1.14)
Adjusted EBITDA from continuing operations	75,658	(15,428)
Non-GAAP net income (loss)	62,921	(41,843)
Non-GAAP net income (loss) per share	0.40	(0.27)

1.	Refer to the reconciliation of GAAP results to Non-GAAP Financial Measures tables and to the reconciliation of GAAP Net Income (Loss) from Continuing Operations to adjusted EBITDA from continuing operations table at the end of this press release. Refer to Non-GAAP Financial Measures for additional information.

Third Quarter 2019 Corporate Highlights

U.S. LINZESS

•	LINZESS U.S. net sales, as provided by Ironwood’s U.S. collaboration partner Allergan plc, were $214.7 million in the third quarter of 2019, a 5% increase compared to LINZESS net sales reported by Allergan in the third quarter of 2018. Ironwood and Allergan share equally in U.S. brand collaboration profits.

–	Total LINZESS prescription demand in the third quarter of 2019 included approximately 34 million LINZESS capsules, a 15% increase compared to the third quarter of 2018, per IQVIA. LINZESS new-to-brand prescription demand increased 12% in the third quarter of 2019 compared to the third quarter of 2018, per IQVIA. During the third quarter of 2019, LINZESS – for the first time – became the number one prescribed IBS-C/CIC treatment (branded or generic).

–	Ironwood recorded $84.6 million in collaboration revenue in the third quarter of 2019 related to sales of LINZESS in the U.S., compared to $52.3 million in the third quarter of 2018. See U.S. LINZESS Commercial Collaboration table at the end of the press release.

–	Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (R&D) expenses, was $134.4 million in the third quarter of 2019, compared to $66.2 million in the third quarter of 2018. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

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▪	As previously disclosed, during the third quarter 2018, Allergan reported to Ironwood a $59.3 million negative adjustment to LINZESS net sales relating to the cumulative difference between Allergan’s previous gross-to-net estimates during the three years ended December 31, 2015, 2016 and 2017 and actual subsequent payments made.

–	Ironwood and Allergan filed a lawsuit in November 2016 against certain generic drug manufacturers who had submitted to the U.S. FDA Paragraph IV certification notice letters regarding Abbreviated New Drug Applications (ANDAs), requesting approval to engage in commercial manufacture, use, sale and offer for sale of proposed generic versions of LINZESS.

▪	The trial for the ANDA lawsuit was originally scheduled to begin in June 2019. However, the trial was postponed as a result of the unavailability of one of the expert witnesses for the generic drug manufacturer defendants to testify in person due to a serious health issue. In July 2019, the parties to the ANDA lawsuit filed a proposed stipulation with the Delaware District Court, and in August 2019 the court entered an order approving the stipulation. The stipulation and order provide for the rescheduled trial to begin on January 7, 2020.

U.S. LINZESS Full Brand Collaboration[1] (in thousands, except for percentages)	Three Months Ended September 30,
	2019	2018
LINZESS U.S. net sales[2]	$214,743	$204,815
Allergan & Ironwood commercial costs and expenses	63,870	62,798
Commercial margin[2]	70%	69%
Allergan & Ironwood R&D Expenses	16,436	16,547
Total net profit on sales of LINZESS [2]	134,437	125,470
Full brand margin[2]	63%	61%

1.	Refer to the U.S. LINZESS Full Brand Collaboration table at the end of this press release.

2.	As previously disclosed, during the three months ended September 30, 2018, Allergan reported to Ironwood an approximately $59.3 million negative adjustment to LINZESS net sales. Such adjustment relates to the cumulative difference between certain previously estimated LINZESS gross-to-net sales reserves and allowances made by Allergan during the years ended December 31, 2015, 2016 and 2017, and actual subsequent payments made. This adjustment is primarily associated with estimated governmental and contractual rebates, as reported by Allergan. Upon receiving the information from Allergan, Ironwood recorded a $29.7 million reduction to collaborative arrangement revenue and accounts receivable in its third quarter 2018 financial statements related to its share of the adjustment. Net brand profit of $66.2 million for the three months ended September 30, 2018, excluding the approximately $59.3 million negative adjustment to LINZESS net sales, would have been $125.5 million.

GI Pipeline

•	IW-3718. Ironwood is currently enrolling patients in two pivotal Phase III trials of IW-3718, its gastric retentive formulation of a bile acid sequestrant for the potential treatment of persistent GERD. Enrollment in these trials has been slower than originally expected. Ironwood continues to target top-line data from the Phase III trials in the second half of 2020.

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–	Persistent GERD affects an estimated 10 million Americans who continue to suffer from heartburn and regurgitation despite receiving treatment with proton pump inhibitors (PPIs), the current standard of care.

•	MD-7246. Ironwood and Allergan are currently enrolling patients in a Phase II clinical trial of MD-7246 for the potential treatment of abdominal pain associated with IBS with diarrhea (IBS-D). Due to faster than expected enrollment, top-line data from the Phase II trial are now expected in mid-2020 versus previous guidance of the second half of 2020.

–	IBS-D affects an estimated 16 million Americans who suffer from frequent and bothersome abdominal pain with a limited number of treatment options available.

–	MD-7246 is a delayed-release formulation of linaclotide being evaluated as an oral, intestinal, non-opioid, pain-relieving agent for patients in the U.S. suffering from abdominal pain associated with certain GI diseases.

Global Collaborations and U.S. Promotional Partnerships

•	U.S. Disease Education and Promotional Partnership with Alnylam Pharmaceuticals, Inc. In August 2019, Ironwood and Alnylam announced a U.S. GI disease education and promotional agreement for Alnylam’s givosiran, an investigational RNAi therapeutic targeting aminolevulinic acid synthase 1 for the potential treatment of Acute Hepatic Porphyria (AHP).

–	Under the terms of the agreement, Ironwood will provide AHP disease education to gastroenterologists and other healthcare practitioners that Ironwood currently calls on for LINZESS. If approved by the U.S. FDA, Ironwood clinical sales specialists will then begin givosiran promotional efforts, augmenting Alnylam’s broader commercialization activities.

–	The non-exclusive agreement covers an approximately three-year term. Ironwood will receive fixed payments and royalties in the mid-teens percent on net sales generated from prescriptions or referrals from certain physicians related to Ironwood’s promotional efforts. Alnylam will maintain responsibility for all other aspects of givosiran’s development and commercialization and retains all global development and commercialization rights.

•	LINZESS in Japan. In August 2019, Ironwood and its partner Astellas Pharma Inc. entered into an amended and restated license agreement relating to the development and commercialization of linaclotide in Japan. Beginning in January 2020, Astellas will assume responsibility for linaclotide active pharmaceutical ingredient (API) manufacturing in Japan and Ironwood will receive royalties on annual net sales of LINZESS in Japan.

–	As part of this amended agreement, Astellas paid Ironwood a $10 million upfront payment which was recorded in full during the third quarter of 2019. Beginning in January 2020, Astellas will pay royalties to Ironwood beginning in the mid-single-digit percent and escalating to the low double-digit percent, based on annual net sales of LINZESS in Japan.

–	Ironwood expects 2019 revenue from Astellas to be approximately $55 million including the $10 million upfront payment.

–	Astellas reported LINZESS net sales of approximately 2.7 billion yen during the six months ended September 30, 2019. LINZESS was approved for the treatment of adults with IBS-C in Japan in December 2016 and for the treatment of adults with chronic constipation in Japan in August 2018, and is being commercialized in Japan by Astellas.

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•	LINZESS in China. In September 2019, Ironwood and its partner AstraZeneca entered into an amended and restated collaboration agreement for the development and commercialization of LINZESS in China.

–	Under the terms of the amended agreement, AstraZeneca obtained exclusive rights to develop, manufacture, and commercialize linaclotide in China (including Hong Kong and Macau) and will be responsible for all expenses associated with these activities.

–	In return, Ironwood will receive up to a total of $125 million, including non-contingent payments totaling $35 million paid in three installments through 2024 and up to $90 million in commercial milestone payments contingent on the achievement of certain annual net sales targets. Approximately $32.4 million of the non-contingent payments were recorded as revenue in the third quarter of 2019, with the remaining $2.6 million to be recorded as interest income through 2024. Ironwood does not expect to receive cash related to these non-contingent payments in 2019.

–	Additionally, Ironwood will receive royalties beginning in the mid-single-digit percent and increasing up to 20 percent based on annual net sales of LINZESS in China.

–	In connection with the amended agreement, Ironwood will no longer be jointly funding the development and commercialization of linaclotide or sharing in the net profit from sales in China.

–	LINZESS was approved by the National Medical Products Administration for adults with IBS-C in China in January 2019.

Additional Business Updates

•	New Headquarters. In October 2019, Ironwood relocated its headquarters to a new office in downtown Boston from its previous location in Cambridge, Massachusetts. Ironwood’s new headquarters occupies approximately 39,000 square feet at 100 Summer Street. Ironwood expects to save more than $25 million in cash payments to its landlord over the five years beginning in 2020 as a result of this relocation.

Third Quarter Financial Results

•	Total Revenues. Total revenues in the third quarter of 2019 were $131.2 million, consisting of $84.6 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., $42.4 million in license and milestone payments, $2.1 million in co-promotion revenue, $1.5 million in royalty revenue, and $0.6 million in sales of linaclotide API.

•	Operating Expenses. Operating expenses in the third quarter of 2019 consisted of $40.9 million in SG&A expenses, $27.6 million in R&D expenses, $0.5 million in cost of revenues, partially offset by $3.5 million related to the write-down of commercial supply and inventory to net realizable value and (settlement) loss on non-cancellable purchase commitments, and $0.2 million in adjustments to restructuring expenses.

•	Interest Expense. Net interest expense was $9.6 million in the third quarter of 2019, primarily in connection with the 8.375% Notes funded in January 2017 and the 2022 Convertible Notes funded in June 2015. Interest expense recorded in the third quarter of 2019 includes $4.2 million in cash expense and $6.2 million in non-cash expense. See Convertible Debt Offering below.

•	Loss on Derivatives. Ironwood recorded a loss on derivatives of $4.8 million in the third quarter of 2019 as a result of the partial termination of the convertible note hedges and note hedge warrants associated with the partial redemption of the 2022 Convertible Notes, and the change in fair value of the remaining convertible note hedge and note hedge warrants.

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•	Loss on Extinguishment of Debt. During the third quarter of 2019, Ironwood recognized a loss on extinguishment of debt, which was primarily non-cash, of $31.0 million related to the redemption of all of the 8.375% Notes and the partial repurchase of the 2022 Convertible Notes.

•	Net Income.

–	GAAP net income was $20.6 million, or $0.13 per share, in the third quarter of 2019, compared to GAAP net loss of $174.4 million, or $1.14 per share, in the third quarter of 2018. Non-GAAP net income was $62.9 million, or $0.40 per share, in the third quarter of 2019, compared to non-GAAP net loss of $41.8 million, or $0.27 per share, in the third quarter of 2018.

–	Non-GAAP net income excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s 2022 Convertible Notes, the amortization of acquired intangible assets, the fair value remeasurement of contingent consideration related to Ironwood’s U.S. lesinurad license, the impairment of acquired intangible assets in connection with Ironwood’s notice of termination of the lesinurad franchise, restructuring and separation-related expenses, and loss on the extinguishment of debt. This is reflected in non-GAAP net income in the third quarter of 2019 and 2018 presented in this press release. See Non-GAAP Financial Measures below.

•	Net Income from Continuing Operations. The separation of Ironwood and Cyclerion was completed on April 1, 2019. Beginning in the second quarter of 2019, Ironwood recast historical Cyclerion-related operations as discontinued operations.

–	Ironwood recorded $20.6 million in GAAP net income from continuing operations in the third quarter of 2019, and $11.1 million in GAAP net income from continuing operations in the nine months ended September 30, 2019.

–	Ironwood did not incur any Cyclerion-related operations during the third quarter of 2019. Ironwood recorded $37.4 million in GAAP net loss from discontinued operations for the nine months ended September 30, 2019.

•	Adjusted EBITDA from Continuing Operations. Adjusted EBITDA from continuing operations was $75.7 million in the third quarter of 2019 and $93.8 million in the nine months ended September 30, 2019.

–	Adjusted EBITDA from continuing operations is calculated by subtracting net interest expense, taxes, depreciation, amortization, fair value of remeasurement of contingent consideration, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, impairment of intangibles, restructuring expenses, separation expenses, and loss on extinguishment of debt from GAAP net income (loss) from continuing operations. See non-GAAP Financial Measures below.

•	Cash Flow Statement and Balance Sheet Highlights.

–	Ironwood ended the third quarter of 2019 with $139.2 million of cash and cash equivalents.

–	Ironwood generated $34.8 million in cash from operations in the third quarter of 2019.

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•	Convertible Debt Offering. In August 2019, Ironwood issued $200 million in aggregate principal amount of 0.75% Convertible Senior Notes due 2024 and $200 million in aggregate principal amount of 1.50% Convertible Senior Notes due 2026.

–	These notes carry an initial conversion price of approximately $13.39 per share. In connection with the offering, Ironwood also entered into capped call transactions with certain financial institutions that are expected generally to reduce the potential dilution to common stock in certain circumstances, upon conversion of the notes. Aggregate net proceeds, after fees and expenses, were approximately $391.0 million.

–	Ironwood used a portion of the net proceeds to repurchase $215 million aggregate principal amount of its outstanding 2022 Convertible Notes, pay the cost of the capped call transactions, and redeem the outstanding principal balance of the 8.375% Notes.

▪	In September 2019, Ironwood paid its last principal payment of $12.0 million before fully redeeming the remaining portion of the 8.375% Notes for $123.0 million, which included the early extinguishment penalty of approximately $6.5 million.

▪	Ironwood expects to settle the remaining principal amount of the 2022 Convertible Notes in cash.

Ironwood 2019 Financial Guidance

Ironwood revised its 2019 financial guidance and now expects:

	Original 2019 Guidance	Revised 2019 Guidance[1]
Total revenue	$370 – $390 million	$410 – $420 million
Net interest expense	~$35 million	Unchanged
Separation expenses[2]	$30 – $40 million	~$30 million
Restructuring expenses[3]	~$3 – $4 million	~$4 million
Adjusted EBITDA from continuing operations[4]	>$65 million	>$130 million
LINZESS net sales growth	Low-to-mid single digit % increase	Mid-single digit % increase

1 Revised 2019 guidance for total revenue and Adjusted EBITDA from continuing operations reflects approximately $42.4 million in license and milestone payments related to the amended ex-U.S. agreements with Astellas and AstraZeneca that were recognized in the third quarter of 2019.

2 Separation expenses were $6.7 million in the third quarter of 2019.

3 Restructuring expenses were largely incurred during the first quarter of 2019 in connection with the reduction in workforce commenced in February 2019. Total restructuring adjustments in the third quarter of 2019 were $0.2 million.

4 Adjusted EBITDA from continuing operations is calculated by subtracting net interest expense, taxes, depreciation, amortization, fair value of remeasurement of contingent consideration, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, impairment of intangibles, restructuring expenses, separation expenses, and loss of extinguishment of debt from GAAP net income (loss) from continuing operations. In the second quarter of 2019, Ironwood began reporting in its financial statements GAAP net income (loss) from continuing operations which excludes discontinued operations related to Cyclerion.

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Non-GAAP Financial Measures

Ironwood presents non-GAAP net income (loss) and non-GAAP net income (loss) per share to exclude the impact of net gains and losses on derivatives related to our 2022 Convertible Notes that are required to be marked-to-market, the amortization of acquired intangible assets, the fair value remeasurement of contingent consideration associated with Ironwood’s U.S. license agreement with AstraZeneca for the exclusive rights to all products containing lesinurad, and the impairment of intangible assets associated with Ironwood’s subsequent notice of termination of the lesinurad license agreement, if any. Ironwood also excludes restructuring, separation-related expenses and loss on extinguishment of debt from non-GAAP net income (loss). These adjustments are reflected in the non-GAAP net income (loss) in the third quarter of 2019 and 2018 presented in this press release. Non-GAAP adjustments are further detailed below:

•	The gains and losses on the derivatives related to our 2022 Convertible Notes may be highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period.
•	The acquired intangible assets associated with the terminated U.S. license agreement with AstraZeneca for the exclusive rights to all products containing lesinurad are valued as of the date of acquisition and are amortized over their estimated economic useful life, and management believes excluding the amortization of acquired intangible assets provides more consistency with the treatment of internally developed intangible assets for which research and development costs were previously expensed.
•	The contingent consideration balance associated with the terminated U.S. lesinurad license agreement with AstraZeneca is remeasured each reporting period, and the resulting change in fair value impacts the company’s reported results of operations. The changes in the fair value remeasurement of contingent consideration do not correlate to the company’s actual cash payment obligations in the relevant period.
•	Impairment of intangible assets is a non-cash charge that Ironwood considers to be non-recurring as it is associated with its notice of termination of the lesinurad franchise. As such, management believes that excluding the impairment of intangible assets provides more transparency into Ironwood’s continuing operations.
•	Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Included in restructuring expenses are costs associated with exit and disposal activities.
•	Separation expenses include costs associated with the spin-off of Cyclerion from Ironwood. These costs are considered non-recurring as the separation was a significant and unusual event. Certain of these expenses do not appear as non-GAAP adjustments used to calculate adjusted EBITDA from continuing operations, as such expenses are included as part of discontinued operations, and are therefore excluded from the calculation of GAAP net income (loss) from continuing operations.
•	Loss on extinguishment of debt is considered to be a non-recurring event as it is associated with a distinct financing decision. Included in loss on extinguishment of debt are costs associated with the extinguishment of the 8.375% Notes and a portion of the 2022 Convertible Notes.

Ironwood also presents adjusted EBITDA from continuing operations, a non-GAAP measure. Adjusted EBITDA from continuing operations is calculated by subtracting net interest expense, taxes, depreciation, amortization, fair value of remeasurement of contingent consideration, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, separation expenses and loss on extinguishment of debt from GAAP net income (loss) from continuing operations. The adjustments are made on a similar basis as described above related to non-GAAP net income (loss), as applicable.

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Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income (loss) and non-GAAP net income (loss) per share to GAAP net income (loss) and GAAP net income (loss) per share, respectively, and for a reconciliation of adjusted EBITDA from continuing operations to net income (loss) from continuing operations on a GAAP basis, please refer to the tables at the end of this press release. Ironwood does not provide guidance on GAAP net income (loss) from continuing operations or a reconciliation of expected adjusted EBITDA from continuing operations to expected GAAP net income (loss) from continuing operations because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA from continuing operations including, without limitation, the mark-to-market adjustments on the derivatives related to its 2022 Convertible Notes. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income (loss) from continuing operations for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Thursday, October 31, 2019 to discuss its third quarter 2019 results and recent business activities. Individuals interested in participating in the call should dial (866) 393-4306 (U.S. and Canada) or (734) 385-2616 (international) using conference ID number 1683099. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 11:30 a.m. Eastern Time, on October 31, 2019 running through 11:59 p.m. Eastern Time on November 14, 2019. To listen to the replay, dial (800) 585-8367 (U.S. and Canada) or (416) 621-4642 (international) using conference ID number 1683099. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a GI-focused healthcare company dedicated to creating medicines that make a difference for patients living with GI diseases. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC).

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We are also advancing two late-stage, first-in-category GI product candidates: IW-3718 is a gastric retentive formulation of a bile acid sequestrant being developed for the potential treatment of persistent gastroesophageal reflux disease, and MD-7246 is a delayed-release formulation of linaclotide that is being evaluated as an oral, intestinal, non-opioid, pain-relieving agent for patients suffering from abdominal pain associated certain GI diseases.

Ironwood was founded in 1998 and is headquartered in Boston, Mass. For more information, please visit our website at www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand for the treatment of adult patients with irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC), based on IQVIA data.

LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72-mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is contraindicated in pediatric patients less than 6 years of age. The safety and effectiveness of LINZESS in pediatric patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called guanylate cyclase-C (GC-C) agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and Allergan plc co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, Allergan markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner Astellas markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with Allergan for development and commercialization of linaclotide in all other territories worldwide.

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LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS

LINZESS is contraindicated in patients less than 6 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration. Use of LINZESS should be avoided in patients 6 years to less than 18 years of age. The safety and effectiveness of LINZESS have not been established in patients less than 18 years of age.

Contraindications

•	LINZESS is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.
•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•	LINZESS is contraindicated in patients less than 6 years of age. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences.
•	Use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age.

Diarrhea

•	Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).
•	In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%). In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

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Please see full Prescribing Information including Boxed Warning: http://www.allergan.com/assets/pdf/linzess_pi

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the development, launch, commercial availability and commercial potential of linaclotide and our other product candidates and the drivers, timing, impact and results thereof; market size, commercial potential, prevalence, and the growth in, and potential demand for, linaclotide and other product candidates, as well as their potential impact on applicable markets; the potential indications for, and benefits of, linaclotide and other product candidates; our business and operations; the anticipated cost savings associated with the relocation of our headquarters from Cambridge to Boston and the amount and timing thereof; the anticipated timing of preclinical, clinical and regulatory developments and the design, timing and results of clinical and preclinical studies, including the MD-7246 Phase II trial and the IW-3718 Phase III trials; expectations regarding our global collaborations and U.S. promotional partnerships; future licensing and commercialization efforts; the potential for, and timing of, regulatory submissions and approvals for linaclotide and other product candidates, and the level of risk associated with the path to approval; expectations related to principal payments on our 2022 Convertible Notes; the potential of our capped call transactions, entered into in connection with the issuance of our 0.75% Convertible Senior Notes due 2024 and our 1.50% Convertible Senior Notes due 2026, to reduce the potential dilution to our common stock in certain circumstances upon conversion of those notes; and our financial performance and results, and guidance and expectations related thereto (including the drivers and timing thereof), including expectations related to total revenue, net interest expense, separation expenses, restructuring expenses, adjusted EBITDA from continuing operations and LINZESS net sales growth. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development; the risk that our clinical programs and studies may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our completed studies may not be replicated in later studies; the efficacy, safety and tolerability of linaclotide and other product candidates; the decisions by regulatory and judicial authorities; the risk that we may never get sufficient patent protection for linaclotide and other product candidates or that we are not able to successfully protect such patents; the outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the possibility that we may not achieve some or all of the anticipated benefits of the separation of Cyclerion; the risk that financial and operating results may differ from our projections; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and in our subsequent SEC filings. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Further, Ironwood considers the net profit for the U.S. LINZESS brand collaboration with Allergan in assessing the product’s performance and calculates it based on inputs from both Ironwood and Allergan. This figure should not be considered a substitute for Ironwood’s GAAP financial results. An explanation of our calculation of this figure is provided in the U.S. LINZESS Brand Collaboration table and related footnotes accompanying this press release.

SOURCE: Ironwood Pharmaceuticals, Inc.

Meredith Kaya, 617-374-5082

Vice President, Strategy, Investor Relations and Corporate Communications
mkaya@ironwoodpharma.com

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Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2019	December 31, 2018
Assets
Cash, and cash equivalents	$139,231	$173,172
Accounts receivable, net	2,017	20,991
Related party account receivable, net	94,553	59,959
Inventory, net	2,298	-
Prepaid expenses and other current assets	11,863	10,216
Restricted cash, short-term	7,676	1,250
Current assets of discontinued operations	-	847
Total current assets	257,638	266,435
Restricted cash, net of current portion	971	6,426
Accounts receivable, net of current portion	32,398	-
Property and equipment, net	11,381	7,652
Operating lease right-of-use assets	19,793	-
Convertible note hedges	11,357	41,020
Goodwill	785	785
Other assets	20	89
Non-current assets of discontinued operations	-	9,643
Total assets	$334,343	$332,050
Liabilities and Stockholders’ Deficit
Accounts payable	$4,505	$14,891
Related party accounts payable, net	1,593	-
Accrued research and development costs	4,956	2,963
Accrued expenses and other current liabilities	30,529	38,001
Capital lease obligations	-	73
Current portion of deferred rent	-	252
Current portion of 2026 Notes	-	47,554
Current portion of operating lease liabilities	9,934	-
Current portion of contingent consideration		51
Deferred revenue	1,278	-
Current liabilities of discontinued operations	-	15,739
Total current liabilities	52,795	119,524
Capital lease obligations, net of current portion	-	158
Deferred rent, net of current portion	-	6,308
Note hedge warrants	8,768	33,763
Convertible senior notes	402,675	265,601
Operating lease liabilities, net of current portion	22,660	-
2026 Notes, net of current portion	-	100,537
Other liabilities	492	2,530
Total stockholders’ deficit	(153,047)	(196,371)
Total liabilities and stockholders’ deficit	$333,343	$332,050

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Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Collaborative arrangements revenue	$130,524	$54,194	$273,998	$188,487
Product revenue, net	-	1,235	-	2,966
Sale of active pharmaceutical ingredient	643	10,257	28,114	24,494
Total Revenues	131,167	65,686	302,112	215,947
Costs and expenses:
Cost of revenues, excluding amortization of acquired intangible assets	506	4,616	12,862	11,288
Write-down of commercial supply and inventory to net realizable value and (settlement) loss on non-cancellable purchase commitments	(3,530)	(1,589)	(3,530)	247
Research and development	27,551	29,158	88,507	72,821
Selling, general and administrative	40,919	50,536	133,260	169,252
Amortization of acquired intangible assets	-	1,159	-	8,111
Gain on fair value remeasurement of contingent consideration	-	(33,519)	-	(31,045)
Gain on lease modification	-	-	(3,169)	-
Restructuring expenses	(166)	10,102	3,652	14,010
Impairment of intangible assets	-	151,794	-	151,794
Total cost and expenses	65,280	212,257	231,582	369,478
Income (loss) from operations	65,887	(146,571)	70,530	(180,531)
Other (expense) income:
Interest expense	(10,457)	(9,482)	(29,479)	(28,138)
Interest and investment income	893	741	2,297	2,154
(Loss) gain on derivatives	(4,766)	3,489	(1,494)	3,996
Loss on extinguishment of debt	(30,977)	-	(30,977)	-
Other income	68	-	208	-
Other expense, net	(45,239)	(5,252)	(59,445)	(21,988)
Income (loss) from continuing operations	20,648	(151,823)	11,085	(202,519)
Loss from discontinued operations[1]	-	(22,528)	(37,438)	(64,356)
GAAP net income (loss)	$20,648	$(174,351)	$(26,353)	$(266,875)

Income (loss) from continuing operations per share- basic and diluted	$0.13	$(0.99)	$0.07	$(1.33)
Loss from discontinued operations- basic and diluted[1]	-	$(0.15)	$(0.24)	$(0.42)
GAAP net income (loss) per share—basic and diluted[2]	$0.13	$(0.14)	$(0.17)	$(1.75)

1 See Discontinued Operations table at the end of this press release for a detailed breakout of net loss from discontinued operations.

2 The inclusion of applicable dilutive securities in its calculation of diluted earnings per share was anti-dilutive for the three months ended September 30, 2019. As a result, diluted earnings per share is equivalent to basic earnings per share for the three and nine months ended September 30, 2019.

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Reconciliation of Discontinued Operations

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Costs and expenses included in discontinued operations
Research and development	-	$17,636	$21,792	$49,410
Selling, general and administrative	-	4,712	15,646	13,860
Restructuring expenses	-	180	-	1,086
Net loss from discontinued operations	-	$22,528	$37,438	$64,356

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Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(unaudited)

A reconciliation between GAAP net income (loss) on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP net income (loss)	$20,648	$(174,351)	$(26,353)	$(266,875)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	4,766	(3,489)	1,494	(3,996)
Amortization of intangible assets	-	1,159	-	8,111
Gain on fair value remeasurement of contingent consideration	-	(33,519)	-	(31,045)
Impairment of intangible assets	-	151,794	-	151,794
Restructuring expenses	(166)	10,282	3,652	15,096
Separation expenses	6,696	6,281	28,637	14,298
Loss on extinguishment of debt	30,977	-	30,977	-
Non-GAAP net income (loss)	$62,921	$(41,843)	$38,407	$(112,617)

A reconciliation between diluted GAAP net income (loss) per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP net income (loss) per share – Basic and Diluted	$0.13	$(1.14)	$(0.17)	$(1.75)
Adjustments to GAAP net income (loss) per share (as detailed above)	0.27	0.86	0.42	1.01
Non-GAAP net income (loss) per share – basic and diluted[1]	$0.40	$(0.27)	$0.25	$(0.74)

Weighted average number of common shares used in net income (loss) per share — basic and diluted	156,436	153,227	155,752	152,143

1Numbers may not add due to rounding.

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Reconciliation of GAAP Net Income (loss) from Continuing Operations to
Adjusted EBITDA from Continuing Operations

(In thousands, except per share amounts)

(unaudited)

A reconciliation between net income (loss) from continuing operations on a GAAP basis and adjusted EBITDA from continuing operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP net income (loss) from continuing operations	$20,648	$(151,823)	$11,085	$(202,519)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	4,766	(3,489)	1,494	(3,996)
Amortization of acquired intangible assets	-	1,159	-	8,111
Gain on fair value remeasurement of contingent consideration	-	(33,519)	-	(31,045)
Impairment of intangibles	-	151,794	-	151,794
Restructuring expenses[1]	(166)	10,102	3,652	14,010
Separation expenses[1]	6,696	1,373	14,173	1,373
Loss on extinguishment of debt	30,977	-	30,977	-
Interest	9,563	7,999	27,182	23,830
Depreciation[1]	3,174	976	5,267	3,165
Adjusted EBITDA from continuing operations	$75,658	$(15,428)	$93,830	$(35,277)

1 These adjustments relate to the portion of costs included in continuing operations and not the amounts that have been recast to discontinued operations.

17

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended September 30,
	2019	2018 Excluding Net Sales Adjustment[2]	Net Sales Adjustment	2018
LINZESS U.S. net sales	$214,743	$204,815	$(59,326)	$145,489
Allergan & Ironwood commercial costs and expenses[3]	63,870	62,798	-	62,798
Commercial profit on sales of LINZESS	$150,873	$142,017	$(59,326)	$82,691
Commercial Margin[4]	70%	69%		57%

Ironwood’s share of net profit	$75,436			$41,346
Reimbursement for Ironwood’s selling, general and administrative expenses[5]	9,129			10,915
Ironwood’s collaborative arrangement revenue	$84,565			$52,261

1 Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with Allergan.

2 During the three months ended September 30, 2018, Allergan reported to Ironwood an approximately $59.3 million negative adjustment to LINZESS net sales. Such adjustment relates to the cumulative difference between certain previously estimated LINZESS gross-to-net sales reserves and allowances made by Allergan during the years ended December 31, 2015, 2016 and 2017, and actual subsequent payments made. This adjustment is primarily associated with estimated governmental and contractual rebates, as reported by Allergan. Upon receiving the information from Allergan, Ironwood recorded a $29.7 million reduction to collaborative arrangement revenue and accounts receivable in its third quarter 2018 financial statements related to its share of the adjustment.

3 Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

5 Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with Allergan.

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U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Nine Months Ended September 30,
	2019	2018 excluding Net Sales Adjustment[2]	Net Sales Adjustment	2018
LINZESS U.S. net sales	$572,049	$555,975	$(59,326)	$496,649
Allergan & Ironwood commercial costs and expenses[3]	183,915	198,411	-	198,411
Commercial profit on sales of LINZESS	$388,134	$357,564	$(59,326)	$298,238
Commercial Margin[4]	68%	64%		60%

Ironwood’s share of net profit	$194,067			$149,119
Reimbursement for Ironwood’s selling, general and administrative expenses[5]	29,764			33,556
Ironwood’s collaborative arrangement revenue	$223,831			$182,675

1 Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with Allergan.

2 During the three months ended September 30, 2018, Allergan reported to Ironwood an approximately $59.3 million negative adjustment to LINZESS net sales. Such adjustment relates to the cumulative difference between certain previously estimated LINZESS gross-to-net sales reserves and allowances made by Allergan during the years ended December 31, 2015, 2016 and 2017, and actual subsequent payments made. This adjustment is primarily associated with estimated governmental and contractual rebates, as reported by Allergan. Upon receiving the information from Allergan, Ironwood recorded a $29.7 million reduction to collaborative arrangement revenue and accounts receivable in its third quarter 2018 financial statements related to its share of the adjustment.

3 Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

5 Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with Allergan.

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U.S. LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended, September 30,
	2019	2018	2019	2018
LINZESS U.S. net sales[2]	$214,743	$204,815	$572,049	$555,975
Allergan & Ironwood commercial costs and expenses[3]	63,870	62,798	183,915	198,411
Allergan & Ironwood R&D Expenses[4]	16,436	16,547	44,526	43,626
Total net profit on sales of LINZESS	$134,437	$125,470	$343,608	$313,938

1 Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 During the three months ended September 30, 2018, Allergan reported to Ironwood an approximately $59.3 million negative adjustment to LINZESS net sales. Such adjustment relates to the cumulative difference between certain previously estimated LINZESS gross-to-net sales reserves and allowances made by Allergan during the years ended December 31, 2015, 2016 and 2017, and actual subsequent payments made. This adjustment is primarily associated with estimated governmental and contractual rebates, as reported by Allergan. Upon receiving the information from Allergan, Ironwood recorded a $29.7 million reduction to collaborative arrangement revenue and accounts receivable in its third quarter 2018 financial statements related to its share of the adjustment.

3 Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 R&D expenses related to LINZESS in the U.S. are shared equally between Ironwood and Allergan under the collaboration agreement.

20